 Exhibit 99.2

AUTOWEB, INC
Moderator:   Sean Mansouri
May 10, 2018
5:00 p.m. ET

Operator:
This is Conference # 5996108

Operator:
Good afternoon, everyone, and thank you for participating in today's conference call to discuss AutoWeb's financial results for the first quarter ended March 31st, 2018.

Joining us today are AutoWeb's CEO, Jared Rowe, the company's interim CFO, Wes Ozima, and the company's outside Investor Relations Adviser, Sean Mansouri, with Liolios Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments. You may begin.

Sean Mansouri:
Thank you.

Before I introduce Jared, I remind you that during today's call, including the question and answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance, or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC.

Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company's Form 10-Q for the first quarter ended March 31st, 2018, which was filed prior to this call, as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during the today's call, management will be disclosing non-GAAP loss or non-GAAP income and non-GAAP EPS. These are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today's press release, which is posted on the company's Web Site.

And with that, I'll turn the call over to Jared.

Jared R. Rowe:
Thanks, Sean. And good afternoon, everybody. It's an honor and privilege to rejoin the AutoWeb team since kicking off my digital marketing career at the company nearly 20 years ago. Over the years, AutoWeb has established itself as a premier provider of measured media advertising solutions for all major OEMs and dealers across the country.

But the more specifically, AutoWeb is specialized in providing clients with high-quality, performance-managed campaigns that include detailed attribution. Now this enables our clients to understand the value of our ROI -- and ROI of our services, which we think is absolutely critical.

Now, over the past 18 months, AutoWeb has not performed up to its full potential, and the company's results have been disappointing to everybody. However, our OEM and dealer clients continue to rely upon us for cost-efficient marketing solutions, which I believe speaks to the power of our platform and the need for the types of products and services that we provide.

Now, since joining the company a little less than a month ago, I've spent my time focused on better understanding our organizational capabilities and how we are performing in terms of client value delivery.

While still early in my time here, and I still have much to review, I am excited to report that we've already identified several ways for us to improve our operational efficiency and our product effectiveness. And we have a solid foundation from which to build, with advanced technology, a talented team and clients that rely upon our products.

I could tell you that we are committed to making the changes necessary to get AutoWeb back to growth and profitability. But before commenting further on our plans, I'd like to turn the call over to Wes to walk us through the details of our Q1 results. Wes?

Wesley Ozima:
Thank you, Jared, and good afternoon, everyone.

First quarter revenue came in at $32.3 million, down from $37.3 million in the year-ago quarter. The decline in revenue was primarily due to less efficient traffic acquisition and lower retail dealer count and lead volumes. However, our advertising revenues increased to $8.1 million compared to $8 million in the year-ago quarter, primarily driven by increased click revenues, which were up 3 percent to $6.7 million compared to $6.5 million in the same period last year. The increase in click revenues was driven by higher click volumes into our wholesale channel.

Now moving to gross profit. During the first quarter gross profit was $7.7 million, compared to $12.9 million in the year-ago quarter, with gross margin coming in at 23.8 percent compared to 34.6 percent for the year-ago quarter. The decline was primarily driven by the aforementioned less efficient traffic acquisition.

Total operating expenses in the first quarter were $18 million compared to $11.7 million last year. The increase was primarily driven by a goodwill impairment charge of $5.1 million associated with a decrease in our market value compared to book value, as well as severance-related costs associated with our previously announced headcount realignment in February 2018, and the exit of our previous CEO.

Regarding the headcount realignment, in February, the company took action to better align our cost structure and mitigate the challenges to profitability.

On a GAAP basis, net loss in the first quarter was $10.3 million, or negative $0.81 per share, on 12.6 million shares, compared to a net income of $0.5 million, or $0.04 per share, on 13.3 million shares in the year-ago quarter. The decrease was primarily driven by the aforementioned goodwill impairment charge as well as severance costs and lower revenues.

For the first quarter, non-GAAP loss/income, which adds back amortization of acquired intangibles, noncash base stock -- I'm sorry, noncash stock-based compensation, severance costs, litigation settlements, goodwill impairment and income taxes, was negative $0.9 million, or negative $0.07 per share, compared to $3.5 million, or $0.26 per share, in the first quarter of 2017. The decline was primarily driven by the aforementioned lower revenue and gross margins.

Cash used in operations in the first quarter was $1.7 million, compared to cash provided by operations of $3.5 million in the prior year quarter. At March 31, 2018, cash and cash equivalents stood at $15.2 million, compared to $25 million at December 31, 2017, with the decrease driven by a repayment of an $8 million revolving line of credit. As a result, total debt at March 31, 2018, was reduced to $1 million, compared to $9 million at the end of 2017.

Moving on to some other operating metrics. We delivered approximately $1.8 million automotive leads during the first quarter, compared to $2.2 million in the year-ago period, a reduction resulting primarily from less efficient traffic acquisition. Note that this lead volume reflects all leads sold to both the retail and wholesale channels for new and used vehicles.

As a reminder, the retail channel comprises leads sold directly to dealers, whereas as the wholesale channel primarily reflects leads sold to OEMs that are then distributed to dealers and their corporate leads program at the OEMs' discretion.

Dealer count stood at 23,886 on March 31st, down from 24,242 at the end of Q4. The 1 percent decrease was primarily driven by the aforementioned decline in retail dealers.

Similar to our leads breakout, this dealer count reflects all the dealers we sold new vehicle leads to, including both the wholesale and retail channels. Buy rates for the quarter remain strong with Autobytel.com, generating an average estimated buy rate of 30 percent and all AutoWeb internally generated leads estimated at about 18 percent. This compares to an estimated 25 percent for Autobytel.com and an estimated 18 percent for all AutoWeb internally generated leads in the first quarter of 2017.

With that, I'll now turn the call back to Jared.

Jared R. Rowe:
Thanks, Wes. Now, as I mentioned earlier, I've been meeting with key constituents over the last month to better understand our current opportunities and constraints. We remain in the early stages of developing and deploying various initiatives to acquire traffic more efficiently, improve our overall quality, and ultimately, make the AutoWeb platform more effective for our clients.

Now over the several months, we will be finalizing the new strategic growth plan, and I very much look forward to sharing that with you. I believe there are opportunities to be more efficient with the existing resources we have today and to compete more effectively for our clients' marketing spend. We will be implementing a redesigned operating model that is focused on velocity of output and measurability of the value of our work.

Every dollar we put to work inside of AutoWeb should either be used to make our business more efficient and cost effective or it should be a driver of revenue. Now going forward, every one of our initiatives will fall into one of those two categories and will be measured with a high level of scrutiny to ensure our resources and capital are being utilized as best as possible.

AutoWeb stands as one of the largest and highest quality lead providers in the automotive category. Further, we remain confident that our click technology is a source of continued growth. We will maintain our focus to deliver on -- to focus to deliver on being the highest quality lead and click provider in the industry. Marketing efficiency is critical in the automotive industry, and we aim to continue to be on the forefront of helping our clients achieve their goals.

Now on the surface, this may appear to be an extension of what the company has been doing for last several years. But we're going to be doing it quite a bit differently. And it starts with modifying and optimizing our traffic acquisition strategy. While I can't provide too much detail on that today, know that we plan to evolve how we gather demand and quality signals in a way that differs from how we have historically worked so that we can better optimize our acquisition methods.

We also intend to move away from the commodity matching of buyers and sellers, and we're going to begin to look at more data-informed signals so that we can connect a specific targeted buyer with a specific targeted seller. We believe this can help us differentiate in the market over the long-term.

Now this approach will close -- applies to both our main product category, the leads and clicks, and will help us to improve both the margin and volume characteristics of our business. I believe that we can build upon our current foundation to reposition AutoWeb for its next evolution of growth by becoming more operationally efficient, more operationally focused, and evolving the product with an eye towards quality and enhanced buyer and seller matching.

Now we understand their concerns about the auto cycle having already peaked. But from my experience, when you deliver a quality product that your clients need, you can succeed in any business climate.

So in closing, I'd like to reiterate two key points. One, we believe we have a great set of assets and capabilities in place, and two, we plan to become more efficient with the resources we have, and we're going to focus on the quality of our product to drive volumes. I'm very excited to be -- about the opportunities ahead, and look forward to updating you on our progress along the way.

With that, we'll open up it up -- we'll open the call for questions.

Operator:
Thank you, sir. At this time, if you would like to ask a question, please press the star, then the number one key on your touchtone telephone. If your question has been answered, or you wish to remove yourself from the queue, you may press the pound key. To prevent any background noise, we ask that you please place your line on mute once your question has been stated.

And our first question will come from the line of Sameet Sinha from B. Riley FBR. You may proceed.

Sameet Sinha:
Yes, hi, nice to meet you. I had several questions, of course, but I can understand that you are still in the process of kind of evolving your strategy and operational focus here. So I guess my question would be, from a cash perspective over the next few quarters -- obviously, we know that visibility is low and you have a different way of -- that you're planning to run the business. But what's you goal from a cash perspective? Are you trying to run the business in a cash flow neutral basis?

That's, I guess, the first part. And the second thing is if you can help us think about -- you mentioned traffic acquisition and have you're going to change that. The legacy historical way has been -- (such as) new marketing and other such purchases, and less focus on search engine optimization and other such more efficient means, from a dollar perspective, of acquiring traffic. Can you talk about that? And then I have a couple of follow-ups.

Jared R. Rowe:
Sure. Good to meet you as well, Sameet. So from a cash flow perspective, it is too early to tell. Ultimately, we do want to run this business, cash flow neutral to cash flow positive and start building the balance sheet back up. But really that's going to be determined by how we think about our strategic plans over the short, medium, and then long term.

We do intend to get this business back to growth, and we do intend to get this business back to profitability, and where we will walk everyone through our plans later in the year when we have it, and we'll be more than happy to lay that out in detail for you.

In terms of traffic acquisition, there are some things that we can do short term. And there's -- candidly, there's some things that we've already started to do. Without going into too much detail, really what we started to do is modernize and contemporize our approach as it relates to the traffic acquisition and arbitrage.

We hadn't necessarily been deploying what I consider to be some of the cutting edge approaches that other folks who are -- who do similar things to us and other retail categories are doing, and so we're really starting to bring some of that to bear.

So we do think that there is opportunity for us to get more efficient and effective with our current traffic sources. We also believe that there are some other untapped traffic sources that we have not aggressively pursued, but we intend to over the short-to-medium term.

Sameet Sinha:
Fair enough. I guess, my next question is -- clearly, what you are telling us is that, from a technology perspective, operational, traffic acquisition, a lot of work needs to be done at Autobytel.

In this sort of competitive environment, where there are several large players and, of course, many small players, and even the large players are still trying to figure out the dealing with dealers -- a large number of dealers and increasing traffic acquisition costs, increasing marketing spend, but they have much better scale than you do. So in that sort of an environment, how are you thinking about competing pretty much for the same things that those guys are looking to get?

Jared R. Rowe:
That it's a great question. I mean, it really is because, to your point, they do have scale in ways that we don't. However, we have assets and capabilities that, I believe, are unique. And it's not only -- is about having the biggest marketing spend, it's actually about being as efficient and effective as you can be. It's also about really understanding the needs of your clients and the needs of the consumers and matching them more effectively.

When you look at the automotive space overall, it really is a commodity marketplace. And most of the players still operate in that mode. But what we know is we know that car sales are not commodity transactions. Right? They're considered transactions. There's lots of elements that go into it.

We believe that we can effectively compete in that space by being more effective and a bit more efficient than some of the current competitors who are in the space. And to be candid, we do like our scale. We definitely want to grow the retail dealer count, because that's going back backwards quarter-over-quarter and that's never a good sign. However, we do have scale on the OEM side.

So I'm less concerned about distribution scale. I'm more focused on how we drive unique value delivery to our clients, because when you do that, you can drive the growth of the distribution side that you need.

Sameet Sinha:
One final question. You mentioned that you have unique assets. For us, who are looking at this -- have been looking at this for a while, obviously the last two quarters have been troubling. And so can you help us kind of list two or three unique assets that you have that can help us kind of figure out the value still embedded in the company?

Jared R. Rowe:
Sure. Sure. So when I look at this -- and one of the things that I get excited about, in particular on the new car side of the business -- it really is the platform that we've built with the leads, the clicks send then the e-mail remarketing campaign. We've got a unique opportunity to integrate those three components so that we can deliver value to our clients in integrated multitier campaign manner.

There are folks out there who have pieces of this. However, nobody has kind of the complete set that we do. And there is some work to be done to make certain that they're integrated and sharing information back and forth between the elements.

But I do think that that represents a unique opportunity for us to deliver leads, clicks and e-mail remarketing campaigns to drive the kinds of engagement that our clients ultimately want, which really is efficient engagement with the right consumer; the consumers who are naturally predisposed to buy from them in the way that they build product as well as the way that they sell product.

Sameet Sinha:
Fair enough. Thank you very much.

Operator:
Thank you. And our next question comes from the line of Eric Martinuzzi from (LSCC). You may proceed.

Eric Martinuzzi:
Thanks, and congratulations on the opportunity and workflow that you've inherited here, Jared. I have a question for you regarding the strategy. You're obviously working on a plan and there's no way you can reveal the plan before you've got the plan, but I'm just interested in the scope of the strategic review that we're looking at.

Are we talking about potential asset divestitures here, potential acquisitions, further headcount realignments? What's the scope?

Jared R. Rowe:
Hey Eric, thank you. Thank you, and good to meet you. And I appreciate the -- I appreciate your kind words. The scope is complete. We're looking at the business end-to-end. So as we think about this, it's about repositioning this business for long-term growth and long-term profitability.

And so all of the things that you have laid out as well as a couple others are on the table and will be reviewed. Because as we think about this, we do think about this from the standpoint of how do we drive short-term value, and how do we position ourselves then for the medium and long term to really transition with the market overall?

And as we all know, the market is going through quite a few different evolutions. And we need to be prepared to actually meet the future needs of this business. So when we think about the strategic assessment of the business, everything you mentioned is absolutely on the table.

Eric Martinuzzi:
OK. And then with regard to your (OE) team, your direct reports, your -- and you're less than a month here, but as far as that process -- are we midstream? Is it still -- we're looking at a 6 months to assemble your team? What's the thinking there?

Jared R. Rowe:
The team -- so thinking is this, is that the team we have in place is fully engaged and working on this plan. And so we're going to -- we're going to work through the plan, and we will be moving as quickly as possible.

We do know, and we appreciate the fact that -- that urgency is important. So don't think of this as a sequential approach, where we're going to make dramatic changes to the leadership team and then deploy a new strategic plan. We've got a team in place, we're working on this, and we are going to optimize as we go.

Eric Martinuzzi:
OK. Obviously, we've got some -- there's ebbs and flows here, there's the seasonal nature of the business. I want to ask a question about the margins.

With the contraction in the top line and the efficiency and the effectiveness that you talked about -- and maybe it's a question for Wes, but the gross margins in Q1, 23.8 percent, that's bumping along the bottom, I can't recall, I have it on -- I think you've acquired some businesses that (inaudible) over the years, but this 23.8 percent is obviously a tough place to see the company.

As we're modeling for the remainder of 2018, you guys aren't giving us any guidance on the top line. But at least as far as the gross margins of a business, for whatever revenue we choose to put in, is that -- what's the right way to think about gross margins going forward?

Wesley Ozima:
So this is Wes. Yes, obviously, we are expecting with the new plan that things are obviously going to change. I mean, why -- we can't give you any guidance from a Q1 perspective. If you wanted to use that kind of all in, and -- I guess, it's not unreasonable to run rate Q1, I should say, and then take out some of the onetime items like (goodwill impairment), but that would probably be all that I could provide at this point in time.

Eric Martinuzzi:
OK. And the improvement...

Jared R. Rowe:
In our recommendation -- well, I'm sorry, Eric -- our recommendation would be to do that across the board.

Eric Martinuzzi:
OK. When you say across the board, you're talking about the expense category or the gross margin?

Jared R. Rowe:
Across the -- yes, everything. Yes.

Eric Martinuzzi:
OK. All right. And then lastly the -- obviously, the -- you've got a situation here, where you've paid off some debt. I'm curious to know was that -- was that the banks coming after you saying, "Hey, based on future profitability forecasts, we're going to need to rework this," and you guys just saying, "We're not going to dink around it. We'll pay it off and be done with." And then I have another question on the cash.

Jared R. Rowe:
So we talked to the banks while renegotiating. What we found is we found it was just easier for us to move on. So that's what we did. We paid it down, and we're moving on. And we were in a good cash position, we believe from a balance sheet perspective for what we need to do, short to medium term.

And, again, we need to put our strategy in place so that we really understand what the capital needs of the business are going to be longer term. And so we view that as a kind of a later phase of this process.

Eric Martinuzzi:
OK. And again, not looking for full-year guidance here, but just -- as I think about this business' ability to thrive is one thing, but survive is another. We just had a quarter where we burned through -- I think, the cash usage was $1.7 million. And I know Q1 is seasonally a challenging quarter even in good times. I also know you had the restructure in February as well as some of the former CEO-related costs. Is this a cash flow positive business, (by -- we're) rewiring the car at 55 miles an hour?

Jared R. Rowe:
So as we think about it, we think we've got a good cash position to do what we need to do in terms of resetting the strategic direction. And then once we've reset the strategic direction, we'll take a look at just overall the -- how much capital we need and how we plan on driving the business ahead. So unfortunately, without having the strategic plan in place, it is difficult for me to answer that question. So that's kind of the best I can answer it as we sit right now.

Eric Martinuzzi:
OK. I appreciate you taking my questions, and look forward to the update.

Jared R. Rowe:
Thanks, Eric.

Operator:
Thank you. And our next question comes from the line of Gary Prestopino from Barrington Research. Your line is now open.

Gary Frank Prestopino:
Hey Jared, a couple of questions here. First of all, in your career, various auto-related businesses, have you ever undertaken a turnaround like you've got to undertake at AutoWeb?

Jared R. Rowe:
Hi, Gary, how are you doing? Yes, I have, actually. I have. Most of my opportunities have been put in front of me, and what they normally are is they're businesses that are need of being modernized and contemporized in some form or fashion, with a common theme of taking current assets and capabilities, driving growth out of the core business, and then extending the business to really position it for longer-term growth. So this pattern, in terms of this opportunity, is very similar to what I have done in a few instances.

Gary Frank Prestopino:
And I assume that that's really what attracted you here?

Jared R. Rowe:
It is. It is. It's that plus -- it's that plus -- I view AutoWeb as a business that has really unfulfilled potential. We have a product set that is interesting to our clients. It's needed. Marketing efficiency is something that this industry needs overall. I think we're well positioned to drive it. And I think, with some focus, some execution, and a revised strategic plan, I really think we can get this business growing again, and get it moving in the right direction, and do some good for the clients.

Gary Frank Prestopino:
So I know you're not -- you've got to get the strategic plan going, but this company's kind of been put together via acquisitions. Is part of the strategic plan a reengineering of your technology platform?

Jared R. Rowe:
With integration work is going to be some of the work, I will tell you that. And again, that's a common theme in my past lives as well, is when I took a look at the pieces of the business, integrating them, and getting to a place where we have a more efficient and effective execution model, technology as well as nontechnology related, it's absolutely an opportunity for us.

Gary Frank Prestopino:
OK. And then I may have missed it, but when are you due to come out with this strategic plan? Or did you give a date?

Jared R. Rowe:
No, we haven't given a date. We haven't given a date. We're going to do it as soon as humanly possible. And so -- because we know sooner is rather -- is better than later. But we also want to be thoughtful about putting it together. So as we sit right now, Gary, my apologies. I wish I can give you a date, but we're going to do it as soon as we can.

Gary Frank Prestopino:
No. No. No. That's fine. And then lastly, I think you also mentioned that you had -- you met with some dealer customers, is that correct?

Jared R. Rowe:
I met with a whole slew of constituents, all different forms.

Gary Frank Prestopino:
OK. Just as you're talking with the dealer customers, because they're the most important, what's the puts and takes there? I mean, what do they like about AutoWeb? What have they -- what don't they like about AutoWeb?

Jared R. Rowe:
So I'll dig into my full past here, because I've competed with AutoWeb as well or companies like AutoWeb. And what I'll tell you that -- is from a dealer's perspective, at least in my experience, they like measurability, right? They like folks who are willing to put skin in the game, and are willing to actually prove the value that they deliver on a daily, weekly, and monthly basis.

And so when you look at our core product offering, the core new car platform we have with clicks, leads, and e-mail campaigns that are followed up, that really is a performance-measured media platform.

And then that's what I like about this opportunity. And to be candid with you, the reason I like it is because that's one of the things I've heard over and over again in my career from dealers is, "You help me sell cars, and if you can prove you're helping me sell cars, we'll buy all you can sell us."

The one thing that you hear about the leads businesses in general is there are some volatility in terms of quality. And so that's one of the reasons why you're hearing me talk so much about client value delivery, and to be candid with you, that's one of the places that I tend to live. Because I believe very strongly that if you deliver a quality product to your client relentlessly -- good market, bad market, up cycle, down cycle, you can still grow, and you can still put together a nice business.

So we're going to focus on that, Gary, making certain that we are delivering the highest quality products and services that we can, and making certain that we are driving and marketing …

Gary Frank Prestopino:
OK, thank you so much.

Jared R. Rowe:
No worries. Thank you.

Operator:
Thank you. And as a reminder, if you would like to ask a question at this time, please press star, then one. And our next question comes from the line of Ed Woo from Ascendiant Capital. Your line is now open.

Ed Woo:
Yes, nice to meet you, Jared. And my question's more of a industry view. I know you mentioned that if you are able to deliver the right products at a right value to your end customers, you could thrive in any environment. But as you're talking to your constituents and the dealers out there, how concerned are they with industry sales right now? It seems to be holding up relatively well, and people are -- seem to be buying up the big profitable trucks. But are there legitimate concerns that the party may sharply end soon?

Jared R. Rowe:
I don't know -- good to meet you, by the way, and thank you. Thank you for the question. I don't know how sharply it'll end. If you look at the market overall, right, we still got healthy (SAR) on the new car side, call it $17 million. We still got a healthy (SAR) on the used car side, call it $39 million, $40 million.

But to your point, we are starting to see some stressing going on inside the business, right? Incentives are up, right, call it 10 percent, 11 percent of the average transaction price is now incentives. And that's up from a year ago, and depending on whose numbers you believe from last year it's 6 percent to 7 percent. So you've seen a pretty significant jump there.

We also are in an environment where interest rates are starting to rise; that's never good for the car business. On top of that, you're seeing the loans get longer, right, and I think the average is now close to 70 months for an (average) loan, which is up from just last year and a year ago. We're also seeing transaction prices continue to go up, which means monthly payments are going up, and as you know this is a business that thrives our monthly payments.

So while I say all that, and I do see that there is some stressing of the business, we still do continue to plod along here. And the nice thing about what I think has gone on over the last -- call it 10 years, from an industry perspective, is I think we have learned how to sustain these positive cycles much longer than we used to be able to.

So I'm still optimistic about our ability as an industry to continue on this path. I do think that we're going to have to become more efficient. And when -- again, when you look at dealers and the kind of money they're spending on a per unit basis, call it, north of $650 a car to sell a car, I think that's the opportunity for somebody like us to really help them make certain that they can measure the value of each and every one of those marketing dollars.

So it's an industry that continue to plug along. It's -- it's -- you are seeing some kind of stresses inside of it. But, again, I'm pretty bullish on the next year to 2 years.

Ed Woo:
Great. Well, thank you and good luck. I'm looking forward to hearing about your plan when you have released it. Thank you.

Jared R. Rowe:
Thank you so much.

Operator:
Thank you, and at this time, this concludes our question and answer session. I would now like to turn the call back over to Mr. Rowe for closing remarks.

Jared R. Rowe:
Well, thank you, everybody. We really appreciate you joining the call. And I also just want to thank my team. They've done an awful lot of good work to really pull all this information together and make this happen. So thank you to the team as well.

And we really do look forward to meeting with you over the next several months. And if we don't have a chance to meet with you personally before we get to the next call, I do look forward to talking to you on the next call as well. So thank you for everything. And hopefully, we'll talk soon.

Operator:
Ladies and gentlemen, this does conclude today's teleconference. You may disconnect. Thank you for your participation.

END